Exhibit 99.1

EQT Reports 2012 Full-Year Earnings

2012 Production Sales Volume Growth of 33%

PITTSBURGH--(BUSINESS WIRE)--January 24, 2013--EQT Corporation (NYSE: EQT) today announced 2012 net income of $183.4 million, compared to $479.8 million last year. To accurately review and compare the year-over-year earnings results, certain items should be considered. Results for 2012 were negatively impacted by items totaling $62.2 million net. Results for 2011 were positively impacted by several items totaling $238.0 million including gains on the sale of the Big Sandy Pipeline and the Langley Natural Gas Processing Complex. Adjusted earnings per diluted share (EPS) was $1.49 in 2012, down from $2.19 in 2011. Operating cash flow was $832 million in 2012, vs. $887 million in 2011; and adjusted cash flow per share was $5.56 in 2012, compared to $5.92 last year. See the Non-GAAP Disclosures section of this press release for detailed adjustments related to net income, EPS, and cash flow per share.

Highlights for 2012 include:

  Record annual production sales volumes of 258.5 Bcfe, 33% higher than 2011
  Record Marcellus sales volumes of 150.6 Bcfe; 85% higher vs. 2011
  Record gathered volumes of 335.4 TBtu; 30% higher vs. 2011
  Year-end proved reserves increased by 12% to 6.0 Tcfe (separate press release issued today)
  Completed EQT Midstream Partners, LP initial public offering (IPO)
  Announced an agreement to sell EQT’s gas utility, Equitable Gas

In 2012, EQT’s operating income was $470.5 million, compared to $861.3 million in 2011, which included $202.9 million of pre-tax gains on the sale of Big Sandy and Langley. Operating revenues were $1.7 million higher in 2012; however the increase in production, gathering and transmission volumes was nearly offset by a 31% lower NYMEX price, as well as lower storage and marketing revenues. Total operating expenses increased $189.5 million to $1,171.1 million, as depreciation, depletion and amortization expense (DD&A); selling, general and administrative expense (SG&A); exploration expenses, and operation and maintenance (O&M) were all higher. These increases are consistent with the growth in produced volumes and midstream throughput.

Fourth quarter 2012 net income was $48.0 million, compared to $90.8 million in 2011. The 2012 results were negatively impacted by items totaling $39.1 million, including a $23.3 million charge for the termination of an interest rate hedge, $4.5 million in expenses related to the pending sale of Equitable Gas, and a $4.4 million lease impairment. Fourth quarter 2012 adjusted EPS was $0.48, down from $0.59 in 2011. Operating cash flow was $268.9 million in 2012, vs. $243.7 million in 2011; and adjusted cash flow per share was $1.79, vs. $1.62 last year. See the Non-GAAP Disclosures section of this press release for detailed adjustments related to net income, EPS, and cash flow per share.

In the fourth quarter of 2012, EQT’s operating income was $151.0 million, a 13% decrease from the same quarter of 2011. Higher net operating revenues, from an increase in production, gathering and transmission volumes was more than offset by lower commodity prices, lower storage, marketing and other net revenues, and higher costs related to the increased volumes. Net operating revenues rose 13% to $419.5 million in the quarter, while net operating expenses were $268.5 million, an increase of $71.3 million compared to last year -- consistent with the growth of the EQT Production and EQT Midstream businesses.

RESULTS BY BUSINESS

EQT Production

Driven by horizontal drilling in the Marcellus shale, EQT Production achieved record production sales volumes of 258.5 Bcfe for 2012, representing a 33% increase over 2011. Approximately 58% of EQT’s 2012 production sales volumes came from Marcellus wells, and Marcellus volumes increased by 85% over last year.

Production operating income totaled $187.9 million in 2012, $199.2 million lower than 2011. Operating revenue was $793.8 million, $2.5 million higher than last year. Increased revenue from sales volume growth was nearly offset by lower realized commodity prices that included an $8.2 million reduction related to a financial derivative adjustment, and a $10.0 million reduction from the resale of unused transportation capacity. The average wellhead sales price to EQT Corporation was 21% lower than last year at $4.26 per Mcfe, with $3.05 per Mcfe allocated to EQT Production; and $1.21 per Mcfe allocated to EQT Midstream.

Consistent with growth and increased drilling activity, EQT Production 2012 operating expenses rose to $605.9 million, a $201.7 million increase over last year. DD&A was $152.5 million higher; SG&A was $28.5 million higher; production taxes were $9.4 million higher, and included $6.7 million in retroactive Pennsylvania impact fees; and lease operating expense (LOE) was $5.8 million higher than 2011. Per unit LOE was 10% lower year-over-year at $0.18 per Mcfe, due to production sales volumes growing significantly faster than operating costs. LOE including production taxes totaled $0.34 per Mcfe, excluding the $6.7 million retroactive portion of the Pennsylvania impact fee.

Production sales volumes totaled 76.2 Bcfe in the fourth quarter 2012, 44% higher than the fourth quarter 2011, and 12% higher sequentially. Operating income for the fourth quarter of 2012 was $72.6 million, compared to $106.1 million in the same period last year. Production operating revenues for the quarter were $244.4 million, 14% higher than last year due to the increase in sales volumes; however, partially offset by a 20% lower average wellhead sales price to EQT Production. Operating expenses for the quarter were $171.8 million in 2012, $63.9 million higher than the fourth quarter 2011, consistent with the increase in Marcellus drilling activity. Exploration expense totaled $5.5 million and included $4.4 million of lease impairment charges during the quarter.

The Company drilled (spud) 135 gross wells during 2012; 127 targeted the Marcellus shale with an average length of pay of 5,485 feet; 7 targeted the Huron shale and 1 targeted the Utica shale.

Production sales volumes in 2013 are projected between 335 and 340 Bcfe, 31% higher than in 2012. Liquids volumes for 2013 are now expected between 3,900 and 4,000 MBBls.

EQT Midstream

EQT Midstream’s operating income totaled $237.3 million in 2012, 11% higher than in 2011 after excluding $202.9 million in pre-tax gains from the sale of Big Sandy and Langley. The Company realized higher gathered volumes and an increase in firm transportation revenues. Net operating revenues for 2012 totaled $449.4 million, representing a $44.8 million increase over 2011. Net gathering revenues were $302.3 million in 2012, up 21% from 2011, due to a 30% increase in gathered volumes, partially offset by lower gathering rates. Net transmission revenues increased by 16% to $104.5 million in 2012, mainly driven by the sale of increased capacity associated with the Sunrise and Marcellus expansion projects. Storage, marketing and other net revenues totaled $42.7 million in 2012, down 34% from 2011, as a result of lower marketed volumes and lower seasonal price spreads, and a non-cash $9.2 million unrealized loss on derivatives and inventory.

Operating expenses for 2012 totaled $212.1 million, 11% higher than in 2011 and consistent with the growth in the EQT Midstream business, such as higher compressor O&M and depreciation expenses, property taxes, and labor on the expanded gathering and transmission infrastructure. On a per unit basis; however, year-over-year gathering and compression expenses were 20% lower in 2012. O&M in 2011 was reduced by $10.3 million resulting from a property tax reserve. SG&A was flat year-over-year as a result of a $2.8 million recovery from the Lehman Brothers bankruptcy, and a $2.5 million reduction of a regulatory reserve at Transmission, which together offset higher SG&A costs.

EQT Midstream had fourth quarter 2012 operating income of $70.4 million, a 33% increase over the same period in 2011. Net gathering revenues increased 27% to $83.8 million in the fourth quarter 2012, primarily due to a 43% increase in gathered volumes. Net transmission revenues totaled $33.5 million, a 59% increase over 2011, mainly due to the sale of capacity on the Sunrise and Marcellus expansion projects. Net storage, marketing and other revenues totaled $7.7 million, a 59% decrease over 2011, and included a $4.3 million non-cash unrealized loss on derivatives and inventory. Operating expenses for the quarter were $54.6 million, up $1.5 million from 2011, as an increase in DD&A was partly offset by a $2.5 million reduction of a regulatory reserve included in SG&A.

Distribution

Distribution’s operating income totaled $68.6 million in 2012, 21% lower than reported in 2011. Net operating revenues for 2012 were $170.0 million, $17.5 million lower than last year, due to the warmest weather on record in the Company’s service territory. Operating expenses for 2012 were $101.4 million, compared to $100.7 million in 2011.

Distribution’s fourth quarter 2012 operating income totaled $24.8 million, compared to $22.1 million for the same period in 2011. Total net operating revenues were $50.0 million, essentially unchanged compared with last year, while operating expenses were $2.4 million lower as a result of lower incentive compensation expense and a reduction in the estimate of asset retirement obligations.

OTHER BUSINESS

2012 Capital Expenditures

EQT invested $1,400 million in capital projects during 2012. This included $992 million for EQT Production, including $135 million for acreage acquisitions; $376 million for EQT Midstream; and $32 million for Distribution infrastructure projects and other corporate items.

Initial Public Offering - EQT Midstream Partners, LP

On July 2, 2012, EQT Midstream Partners, LP (NYSE: EQM) completed its initial public offering (IPO) of 14,375,000 common units at $21.00 per common unit. EQT received $231 million cash and retained a 57.4% limited partner interest and a 2% general partner interest. EQT Midstream Partners results are consolidated in the EQT Corporation financial results.

Utility Sale

On December 20, 2012, the Company announced that it has entered into a definitive agreement for the transfer of its natural gas distribution business, Equitable Gas Company, to Peoples Natural Gas, subject to receipt of regulatory approvals. As part of the transaction, EQT will receive cash proceeds of $720 million, subject to certain purchase price adjustments, and select midstream assets and commercial arrangements, which are expected to generate at least $40 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) per year. The Company realized a $4.5 million unallocated SG&A expense in the fourth quarter related to the transaction.

Dividend

Concurrent with the December 20, 2012 announcement referenced above, EQT reduced its dividend, effective January 2013. The new annual dividend rate of $0.12 per share reflects the blend of EQT’s two remaining core businesses – a dividend-supporting midstream business, and a capital-intensive, rapidly growing production business.

Interest Rate Hedge

During the third quarter 2011, the Company entered into an interest rate hedge in anticipation of refinancing $200 million of long-term debt scheduled to mature in November 2012. Given the strong liquidity position at year end, and visibility of future capital, the Company retired the debt using cash on hand and recognized a $23 million expense to close the interest rate hedge.

Hedging

EQT has hedged approximately 43% of its forecasted 2013 sales of produced natural gas. The Company does not hedge produced liquids. The Company’s total hedge positions for 2013 through 2015 production are:

	2013	2014	2015
Swaps
Total Volume (Bcfe)	121	79	65
Average Price per Mcf (NYMEX)*	$4.70	$4.53	$4.60
Collars
Total Volume (Bcfe)	25	24	23
Average Floor Price per Mcf (NYMEX)*	$4.95	$5.05	$5.03
Average Cap Price per Mcf (NYMEX)*	$9.09	$8.85	$8.97

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf

Operating Income

The Company reports operating income by segment in this press release. Interest, income taxes and unallocated (expense)/income are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs net of third-party transportation costs.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating income (thousands):
EQT Production	$72,643	$106,074	$187,913	$387,098
EQT Midstream	70,417	53,134	237,324	416,611
Distribution	24,783	22,140	68,614	86,898
Unallocated (expense)/income	(16,853)	(8,595)	(23,323)	(29,288)
Operating income	$150,990	$172,753	$470,528	$861,319

Unallocated (expense)/income is primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering and transportation of the produced gas. EQT Production’s average wellhead sales prices were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues ($ / Mcfe)
Average NYMEX price	$3.40	$3.55	$2.79	$4.04
Average basis	0.01	0.06	0.00	0.13
Hedge impact	0.70	0.77	1.12	0.52
Average net liquids revenue	0.76	1.13	0.81	1.11
Hedge adjusted price	$4.87	$5.51	$4.72	$5.80

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	$(0.99)	$(1.07)	$(1.02)	$(1.11)
Transmission to EQT Midstream	(0.21)	(0.14)	(0.19)	(0.22)
Third-party gathering and transmission*	(0.37)	(0.17)	(0.36)	(0.31)
Third-party processing	(0.11)	(0.12)	(0.10)	(0.12)
Total midstream revenue deductions	(1.68)	(1.50)	(1.67)	$(1.76)
Average wellhead sales price to EQT Production	$3.19	$4.01	$3.05	$4.04

EQT Revenue ($ / Mcfe)
Revenues to EQT Midstream	$1.20	$1.21	$1.21	$1.33
Revenues to EQT Production	3.19	4.01	3.05	4.04
Average wellhead sales price to EQT Corporation	$4.39	$5.22	$4.26	$5.37

*Due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements at prices below the capacity charge, third-party gathering and transmission rates increased by $0.04 per Mcfe for the full year 2012 and $0.07 per Mcfe in the fourth quarter 2012. In 2011, the unused capacity on the El Paso 300 line not under long-term resale agreements was sold at prices above the capacity charge, decreasing third-party gathering and transmission rates by $0.03 per Mcfe for the full year 2011 and $0.12 per Mcfe for the fourth quarter 2011.

NOTE: Beginning Q1 2013, the preceding table will be replaced by the expanded price reconciliation table located on page 12 of this release.

Unit Costs

EQT’s unit costs to produce, gather, process and transport EQT's produced natural gas were:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Production segment costs: ($ / Mcfe)
LOE	$0.15	$0.20	$0.18	$0.20
Production taxes*	0.16	0.18	0.16	0.20
SG&A	0.29	0.29	0.31	0.31
	$0.60	$0.67	$0.65	$0.71
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.28	$0.40	$0.32	$0.37
SG&A	0.13	0.19	0.16	0.17
	0.41	0.59	0.48	0.54
Total ($ / Mcfe)	$1.01	$1.26	$1.13	$1.25

*Excludes the retroactive Pennsylvania Impact Fee of $0.03 per Mcfe for the year-ended December 31, 2012, for Marcellus wells spud prior to 2012.

Marcellus Horizontal Well Status (cumulatively since inception)

	As of 12/31/12	As of 9/30/12	As of 6/30/12	As of 3/31/12	As of 12/31/11
Wells spud	375	345	318	281	248
Wells online	262	233	214	186	159
Wells complete, not online	17	27	22	3	22
Frac stages (spud wells)*	7,289	6,390	5,411	4,747	3,796
Frac stages online	4,425	3,604	3,247	2,749	2,171
Frac stages complete, not online	462	622	412	51	331

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Adjusted Net Income and Adjusted Earnings Per Diluted Share

Adjusted net income and adjusted earnings per diluted share are non-GAAP financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income and adjusted earnings per diluted share should not be considered in isolation or as a substitute for operating income, net income or earnings per diluted share. The table below reconciles adjusted net income and adjusted earnings per diluted share with net income and earnings per diluted share, as derived from the statements of consolidated income to be included in the Company’s Form 10-K for the year ended December 31, 2012.

	Three Months Ended December 31,		Year-Ended December 31,
	2012	2011	2012	2011
Net income attributable to EQT, as reported	48,041	90,846	183,395	479,769
(Deduct)/ add back:				`
Interest rate hedge expense	23,340	-	23,340	-
Resale of unused transmission capacity	5,496	(6,495)	9,984	(6,495)
Financial derivative reserve reduction	-	-	8,227	-
Unrealized losses on commercial derivatives and inventory	4,279	2,605	9,225	755
PA impact fee (retroactive portion)	-	-	6,745	-
Cost associated with sale of gas utility	4,459	-	4,459	-
Lease impairment	4,384	978	5,543	2,587
Lehman bankruptcy recovery	(322)	-	(2,826)	-
Regulatory reserve adjustment	(2,508)	-	(2,508)	-
Gain on dispositions	-	-	.	(202,928)
Adjustments to non-income tax reserves	-	-	-	(13,300)
Gain on ANPI Transactions	-	-	-	(10,129)
Gain on Available for sale securities	-	-	-	(8,474)
Tax impact	(14,869)	1,040	(21,704)	87,578
Adjusted Net income	72,300	88,974	223,880	329,363
Diluted weighted average common shares outstanding	150,825	150,378	150,506	150,209
Diluted EPS, as adjusted	$0.48	$0.59	$1.49	$2.19

Operating Cash Flow

Operating cash flow is a non-GAAP financial measure but is presented as an accepted indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT also includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statement of cash flows to be included in the Company’s Form 10-K for the year ended December 31, 2012.

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2012	2011	2012	2011
Net income	$56,226	$90,846	$196,411	$479,769
Add back (deduct):
Deferred income taxes	49,712	43,689	95,185	234,019
Depreciation, depletion, and amortization	144,301	91,670	499,118	339,297
Gain on disposition, net of current taxes	-	11,994	-	(154,663)
Other items, net	18,626	5,524	41,474	(11,387)
Operating cash flow	$268,865	$243,723	$832,188	$887,035

Add back (deduct):
Changes in operating assets and liabilities	$(117,968)	$(53,300)	$(11,321)	$76,494
Current taxes on disposition	-	(11,994)	-	(48,265)
Net cash provided by operating activities	$150,897	$178,429	$820,867	$915,264

Adjusted Cash Flow Per Share

Adjusted cash flow per share is a non-GAAP financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share should not be considered in isolation or as a substitute for net cash provided by operating activities or net income per share or as a measure of liquidity.

The table below provides the calculation for adjusted cash flow per share, as derived from the financial statements to be included in the Company’s Form 10-K for the year ended December 31, 2012.

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2012	2011	2012	2011
Operating cash flow (a non-GAAP measure reconciled above)	$268,865	$243,723	$832,188	$887,035
Add back:
Exploration expense (cash)	1,108	568	4,827	2,345
Operating cash flow and exploration cash expense	$269,973	$244,291	$837,015	$889,380

Diluted weighted average common shares outstanding	150,825	150,378	150,506	150,209
Adjusted cash flow per share	$1.79	$1.62	$5.56	$5.92

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses are non-GAAP financial measures that exclude purchased gas costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on the Company’s earnings. Net operating revenues and net operating expenses should not be considered in isolation or as a substitute for operating revenues or total operating expenses prepared in accordance with GAAP. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses for the three and twelve months ended December 31, 2012:

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2012	2011	2012	2011
Net operating revenues	$419,509	$369,946	$ 1,413,203	$1,383,467
Plus: purchased gas cost	70,278	66,858	228,405	256,467
Operating revenues	$489,787	$436,804	$ 1,641,608	$1,639,934

Net operating expenses	$268,519	$197,193	$ 942,675	$725,076
Plus: purchased gas cost	70,278	66,858	228,405	256,467
Total operating expenses	$338,797	$264,051	$ 1,171,080	$981,543

Year-end and Q4 2012 Webcast Information

EQT's conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will cover 2012 financial and operational results and other matters and will be broadcast live via EQT's web site at http://www.eqt.com and on the investor information page of the Company’s web site at http://ir.eqt.com, with a replay available for seven days.

EQT Midstream Partners, LP, for which EQT Corporation is the general partner and majority equity owner, will host a conference call with security analysts today, beginning at 11:30 a.m. Eastern Time, and will cover 2012 financial and operational results and other matters. The conference call will be broadcast live via http://www.eqtmidstreampartners.com. A replay will be available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution. EQT is the general partner and majority equity owner of EQT Midstream Partners, LP. With more than 120 years of experience, EQT is a technology-driven leader in the integration of air and horizontal drilling. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation on the Internet at www.EQT.com.

EQT Management speaks to investors from time to time. Slides for these discussions will be available online via the Company’s investor relations website at http://ir.eqt.com. The slides may be updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

Total sales volumes per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

The Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles (GAAP), because of uncertainties associated with projecting future net income and changes in assets and liabilities. Similarly, the Company is unable to provide a reconciliation of projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that company management and external users of the company’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the company’s performance versus prior periods; (ii) the company’s operating performance as compared to other companies in its industry; (iii) the ability of the company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program (including the number, type, feet of pay and location of wells to be drilled and the conversion of drilling rigs to liquefied natural gas) and transmission and gathering infrastructure programs; monetization transactions, including asset sales, joint ventures or other transactions involving the Company’s assets; total resource potential, reserves, EUR, expected decline curve, reserve replacement ratio and production and sales volumes and growth rates; internal rate of return (IRR); F&D costs, operating costs, unit costs, well costs and EQT Midstream costs; guidance regarding the expected form and amount of assets to be exchanged for Equitable Gas; the expected EBITDA to be generated from the midstream assets and commercial arrangements transferred by or entered into with Peoples Natural Gas; uses of capital provided by the Equitable Gas transaction; the timing of receipt of required approvals for the Equitable Gas transaction; capital expenditures, capital budget and sources of funds for capital expenditures; financing plans and availability; projected operating revenues and cash flows; hedging strategy; the effects of government regulation; the annual dividend rate; and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. With respect to the proposed Equitable Gas transaction, these risks and uncertainties include, among others, the ability to obtain regulatory approvals for the transaction on the proposed terms and schedule; disruption to the Company's business, including customer, employee and supplier relationships resulting from the transaction; and risks that the conditions to closing may not be satisfied. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2011 and in the Company’s Form 10-K for the year ended December 31, 2012 to be filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating revenues	$489,787	$436,804	$1,641,608	$1,639,934
Operating expenses:
Purchased gas costs	70,278	66,858	228,405	256,467
Operation and maintenance	36,471	36,129	141,935	127,642
Production	23,359	20,127	96,155	80,911
Exploration	5,492	1,545	10,370	4,932
Selling, general and administrative	58,896	47,722	195,097	172,294
Depreciation, depletion and amortization	144,301	91,670	499,118	339,297
Total operating expenses	338,797	264,051	1,171,080	981,543
Gain on dispositions	-	-	-	202,928
Operating income	150,990	172,753	470,528	861,319
Other income	2,124	6,190	15,965	34,138
Interest expense	62,445	37,686	184,786	136,328
Income before income taxes	90,669	141,257	301,707	759,129
Income taxes	34,443	50,411	105,296	279,360
Net income	56,226	$90,846	$196,411	$479,769
Less: Net income attributable to noncontrolling interests	8,185	-	13,016	-
Net Income attributable to EQT Corporation	$48,041	$90,846	$183,395	$479,769
Earnings per share of common stock attributable to EQT Corporation
Basic:
Weighted average common shares outstanding	149,779	149,450	149,619	149,392
Net income	$0.32	$0.61	$1.23	$3.21
Diluted:
Weighted average common shares outstanding	150,825	150,378	150,506	150,209
Net income	$0.32	$0.60	$1.22	$3.19

EQT Corporation
Price Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
in thousands (unless noted)	2012	2011	2012	2011
LIQUIDS
NGLs:
Sales Volume (MMcfe)	3,686	3,086	13,052	11,579
Sales Volume (Mbbls)	994	817	3,484	3,076
Gross Price ($/Mbbls)	$43.38	$61.87	$44.75	$60.42
Gross NGL Revenue	$43,119	$50,551	155,926	$185,845
BTU Premium (Ethane sold as natural gas):
Sales Volume (MMbtu)	6,828	4,681	22,494	16,124
Price ($/MMbtu)	3.40	3.55	2.83	4.04
BTU Premium Revenue	$23,191	$16,614	$63,668	$65,168
Oil:
Sales Volume (MMcfe)	438	402	1,587	1,248
Sales Volume (Mbbls)	73	67	264	208
Net Price ($/Mbbls)	$84.13	$77.48	$83.95	$81.58
Net Oil Revenue	$6,141	$5,191	$22,161	$16,968

Total Liquids Revenue	$72,451	$72,356	$241,755	$267,981
GAS
Sales Volume (MMcf)	72,121	49,530	243,886	181,566
NYMEX Price ($/Mcf) (a)	$3.40	$3.55	$2.83	$4.04
Gas Revenues	$244,971	$175,782	$690,293	$733,814
Basis	745	2,789	(960)	24,047
Gross Gas Revenue (unhedged)	$245,716	$178,571	$689,333	$757,861

Total Gross Gas & Liquids Revenue (unhedged)	$318,167	$250,927	$931,088	$1,025,842
Hedge impact	53,339	40,943	290,557	101,047
Total Gross Gas & Liquid Revenue	$371,506	$291,870	$1,221,645	$1,126,889
Total Sales Volume (Mmcfe)	76,245	53,018	258,525	194,393
Average hedge adjusted price ($/Mcfe)	$4.87	$5.51	$4.72	$5.80

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	(0.99)	(1.07)	(1.02)	(1.11)
Transmission to EQT Midstream	(0.21)	(0.14)	(0.19)	(0.22)
Third-party gathering and transmission*	(0.37)	(0.17)	(0.36)	(0.31)
Third-party processing	(0.11)	(0.12)	(0.10)	(0.12)
Total midstream revenue deductions	(1.68)	(1.50)	(1.67)	(1.76)
Average wellhead sales price to EQT Production	$3.19	$4.01	$3.05	$4.04

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$1.20	$1.21	$1.21	$1.33
Revenues to EQT Production	3.19	4.01	3.05	4.04
Average wellhead sales price to EQT Corporation	$4.39	$5.22	$4.26	$5.37

(a) The Company’s annual volume weighted NYMEX Price (actual Nymex was $2.79).

*Due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements at prices below the capacity charge, third party gathering and transmission rates increased by $0.04 per Mcfe for the full year 2012 and $0.07 per Mcfe in the fourth quarter 2012. In 2011, the unused capacity on the El Paso 300 line not under long-term resale agreements was sold at prices above the capacity charge, decreasing third party gathering and transmission rates by $0.03 per Mcfe for the full year 2011 and $0.12 per Mcfe for the fourth quarter 2011.

UNIT COSTS	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Production segment costs: ($ / Mcfe)
LOE	$0.15	$0.20	$0.18	$0.20
Production taxes*	0.16	0.18	0.16	0.20
SG&A	0.29	0.29	0.31	0.31
	$0.60	$0.67	$0.65	$0.71
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.28	$0.40	$0.32	$0.37
SG&A	0.13	0.19	0.16	0.17
	0.41	$0.59	0.48	$0.54
Total ($ / Mcfe)	$1.01	$1.26	$1.13	$1.25

*Excludes the retroactive Pennsylvania Impact Fee of $0.03 per Mcfe for the year-ended December 31, 2012 for Marcellus wells spud prior to 2012.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
OPERATIONAL DATA
Natural gas, NGL and crude oil production (MMcfe) (a)	76,580	53,800	260,963	198,821
Company usage, line loss (MMcfe)	(335)	(782)	(2,438)	(4,428)
Total production sales volumes (MMcfe)	76,245	53,018	258,525	194,393

Average daily sales volumes (MMcfe/d)	829	576	706	533

Sales volume detail (MMcfe):
Horizontal Marcellus Play	50,001	24,706	150,552	81,602
Horizontal Huron Play	8,482	9,906	36,934	40,081
CBM Play	3,216	3,428	13,084	13,682
Other (vertical non-CBM)	14,546	14,978	57,955	59,028
Total production sales volumes	76,245	53,018	258,525	194,393

Average wellhead sales price ($/Mcfe)	$3.19	$4.01	$ 3.05	$4.04

Lease operating expenses, excluding production taxes (LOE) ($/Mcfe)	$0.15	$0.20	$ 0.18	$0.20
Production taxes ($/Mcfe) (d)	$0.16	$0.18	$ 0.16	$0.20
Production depletion ($/Mcfe)	$1.54	$1.27	$ 1.54	$1.25

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$118,304	$68,223	$ 401,456	$248,286
Other DD&A	2,148	2,241	8,172	8,858
Total DD&A	$120,452	$70,464	$ 409,628	$257,144

Capital expenditures (thousands) (b)	$287,941	$287,811	$ 991,775	$1,087,840

FINANCIAL DATA (Thousands)

Total operating revenues	$244,439	$213,933	$ 793,773	$791,285

Operating expenses:
LOE	11,221	10,609	46,212	40,369
Production taxes (c)	12,138	9,519	49,943	40,543
Exploration expense	5,492	1,545	10,370	4,932
Selling, general and administrative (SG&A)	22,493	15,722	89,707	61,199
DD&A	120,452	70,464	409,628	257,144
Total operating expenses	171,796	107,859	605,860	404,187
Operating income	$72,643	$106,074	$ 187,913	$387,098

(a) Natural gas, NGL and oil production represents the Company’s interest in natural gas, NGL and oil production measured at the wellhead. It is equal to the sum of total sales volumes and Company usage and line loss.

(b) For the year ended December 31, 2011, capital expenditures in the EQT Production segment include $92.6 million of liabilities assumed in exchange for producing properties as part of the ANPI transaction.

(c) Production taxes include severance and production-related ad valorem and other property taxes. Production taxes also include the Pennsylvania impact fee of $2.1 million and $15.3 million for the three and twelve months ended December 31, 2012, respectively.

(d) The production taxes unit rate for the year ended December 31, 2012 excludes the impact of $6.7 million for the accrual for pre-2012 Marcellus wells.

EQT MIDSTREAM
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
OPERATIONAL DATA
Gathered volumes (BBtu)	99,530	69,687	335,407	258,179
Average gathering fee ($/MMBtu)	$0.84	$0.95	$ 0.90	$0.97
Gathering and compression expense ($/MMBtu) (a)	$0.20	$0.33	$ 0.24	$0.30
Transmission pipeline throughput (BBtu)	73,074	42,262	221,944	159,384
Net operating revenues (thousands):
Gathering	$83,844	$66,084	$ 302,255	$249,607
Transmission	33,483	21,111	104,501	90,405
Storage, marketing and other	7,737	19,067	42,693	64,614
Total net operating revenues	$125,064	$106,262	$ 449,449	$404,626
Unrealized (losses) gains on commercial derivatives and inventory (thousands) (b)	$(4,279)	$(2,605)	$ (9,225)	$(755)
Capital expenditures (thousands)	$79,033	$86,054	$ 375,731	$242,886

FINANCIAL DATA (Thousands)

Total operating revenues	$142,868	$129,868	$ 505,498	$525,345
Purchased gas costs	17,804	23,606	56,049	120,719
Total net operating revenues	125,064	106,262	449,449	404,626

Operating expenses:
Operating and maintenance (O&M)	24,155	24,199	97,400	83,907
SG&A	12,574	14,891	49,943	49,901
DD&A	17,918	14,038	64,782	57,135
Total operating expenses	54,647	53,128	212,125	190,943
Gain on dispositions	-	-	-	202,928
Operating income	$70,417	$53,134	$ 237,324	$416,611

(a) Gathering and compression expense for the full year 2011 excludes $7.1 million of favorable adjustments to certain non-income tax reserves.

(b) Included within storage, marketing and other net operating revenues.

DISTRIBUTION
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

OPERATIONAL DATA
Heating degree days (30 year average: Qtr – 2,061; YTD – 5,710)	1,857	1,681	4,693	5,189
Residential sales and transportation volumes (MMcf)	6,600	6,440	19,326	22,333
Commercial and industrial volumes (MMcf)	7,600	7,612	27,651	28,752
Total throughput (MMcf) – Distribution	14,200	14,052	46,977	51,085
Net operating revenues (thousands):
Residential	$32,527	$32,176	$105,382	$115,912
Commercial & industrial	12,902	13,009	45,084	48,968
Off-system and energy services	4,589	4,565	19,557	22,672
Total net operating revenues	$50,018	$49,750	$170,023	$187,552
Capital expenditures (thousands)	$7,679	$6,134	$28,745	$31,313

FINANCIAL DATA (Thousands)
Total operating revenues	$94,647	$106,312	$313,990	$419,678
Purchased gas costs	44,629	56,562	143,967	232,126
Net operating revenues	50,018	49,750	170,023	187,552

Operating expenses:
O&M	11,828	11,917	42,838	43,383
SG&A	7,720	8,360	34,117	31,524
DD&A	5,687	7,333	24,454	25,747
Total operating expenses	25,235	27,610	101,409	100,654
Operating income	$24,783	$22,140	$68,614	$86,898

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, EQT, 412-553-7833
pkane@eqt.com
or
Nate Tetlow – Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com